                                                                Exhibit 5

SUSAN WOLF                             Baltimore Gas and Electric Company
Associate General Counsel              P.O. Box 1475
                                       Baltimore, Maryland 21203-1475
                                       410  234-5628


                                               January 3, 1997

Baltimore Gas and Electric Company
39 W. Lexington Street
Baltimore, Maryland  21201

Gentlemen:

	This opinion is provided in connection with the Registration Statement (the "Registration Statement") being filed by Baltimore Gas and Electric Company (BGE) with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended, regarding the proposed issuance of up to $200,000,000 principal amount Medium Term Notes, Series E (the "Notes").

I am Associate General Counsel of BGE and head of the Corporate Unit in its Legal Department. I am generally familiar with BGE's corporate history, properties, operations, Charter (including amendments, supplements, and restatements thereto), the issuance of its securities outstanding, and the indentures under which its debt is issued. In connection with this opinion, the General Counsel of BGE and I, together with attorneys we supervise, have considered, among other things (1) the Charter of BGE; (2) the By-Laws of BGE;
(3) the Indenture dated as of July 1, 1985, from the Company to The Bank of New York, as successor Trustee as amended by Supplemental Indentures dated as of October 1, 1987 and January 26, 1993 (the "Indenture") under which the Notes will be issued; (4) the corporate proceedings for the approval of the issuance and sale of the Notes; (5) the Registration Statement; (6) the agency agreement (including the standard purchase provisions) filed as exhibits to the Registration Statement (the "purchase agreement"); (7) the provisions of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), together with an order dated January 16, 1956, issued by the Commission (File No. 31-631) exempting BGE from the provisions of the 1935 Act applicable to it as a holding company; and (8) such other documents, transactions, and matters of law as we deemed necessary in order to render this opinion.

	This opinion is subject to (1) the proper execution, authentication, and delivery of the Notes upon receipt of the purchase price pursuant to the purchase agreement; (2) the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; and (3) the Registration Statement becoming effective under the Securities Act of 1933, as amended.

Baltimore Gas and Electric Company
January 3, 1997
Page 2

	Based on the foregoing, I am of the opinion that the Notes, when issued and delivered pursuant to the purchase agreement, will constitute legally issued and binding obligations of BGE.

	I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland and the United States of America as currently in effect.

	This opinion is provided solely for your benefit and may not be relied upon by, or quoted to, any other person or entity, in whole or in part, without my prior written consent.

	I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Registration Statement (and any amendments thereto) or the prospectus constituting a part of the Registration Statement (and any amendments or supplements thereto).

                                                        Very truly yours,

                                                         /s/ Susan Wolf


corp\bge\winword\1397reg.doc